Pharmacyclics, Inc. (NASDAQ: PCYC) today announced follow-up results that its investigational oral therapy ibrutinib (PCI-32765), as a single agent, resulted in durable responses for patients over 65 years of age with treatment-naive chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) and for those with relapsed/refractory (RR) or high-risk (HR) disease.

In a study of 116 patients, the overall response rate (ORR) was 68 percent in elderly treatment-naive (TN) patients with an estimated 96 percent progression-free survival (PFS) rate at 26 months. In patients with RR CLL/SLL, including those with HR disease, the ORR was 71 percent with an estimated PFS at 26 months of 75 percent.

A second study in 40 patients with HR CLL treated with the combination of ibrutinib and rituximab therapy reported an ORR of 83 percent, with 38 of the 40 patients continuing on therapy without disease progression. Patients with HR disease have inferior responses to standard chemo-immunotherapy and shorter rates of PFS and OS.

These findings, from ongoing Phase 1b/2 and Phase 2 trials, were presented in a press briefing today at the 54th annual meeting of the American Society of Hematology in Atlanta, GA. CLL and SLL are common B-cell non-Hodgkin lymphomas.

In describing the findings of the Phase 1b/2 ibrutinib monotherapy trial, lead investigator John C. Byrd, M.D., said, "We are very encouraged that these results with ibrutinib continue to support the possibility that we can address some of the critical unmet needs in CLL/SLL." Dr. Byrd is the D. Warren Brown Chair of Leukemia Research and Director, Division of Hematology at Ohio State University Comprehensive Cancer Center — Arthur G. James Cancer Hospital and Richard J. Solove Research Institute (OSUCCC — James).

In his presentation, Dr. Byrd noted that current therapies have a number of limitations in terms of how long they can be used in a patient and their tolerability, especially in elderly patients. "Further, virtually all patients relapse, and there are few salvage regimens that produce durable remissions," he pointed out.

The Phase 2 trial, evaluating ibrutinib in combination with rituximab, was led by Jan A. Burger, M.D., Ph.D., associate professor, Department of Leukemia, Division of Cancer Medicine, The University of Texas MD Anderson Cancer Center, Houston, TX.

"We are very excited by the response rates we saw with ibrutinib-rituximab combination therapy, and believe they emphasize the need for rapid, further development of ibrutinib, especially for patients with high-risk CLL/SLL," said Dr. Burger.

Studies and Findings

Oral presentation 189, The Bruton's Tyrosine Kinase (BTK) inhibitor ibrutinib (PCI-32765) promotes high response rate, durable remissions, and is tolerable in treatment naive (TN) and relapsed or refractory (RR) chronic lymphocytic leukemia (CLL) or small lymphocytic lymphoma (SLL) patients including patients with high-risk (HR) disease: New and updated results of 116 patients in a phase Ib/II study

John C. Byrd, M.D., The Ohio State University, Columbus, OH

This presentation was based on findings from a Phase 1b/2, multi-center trial with 116 patients with TN (n=31), RR (n=61) or HR (n=24) CLL/SLL. Patients were treated with oral ibrutinib monotherapy, either 420 mg or 840 mg daily. Patients with RR disease had received at least two prior therapies; patients with HR disease had relapsed within two years following chemo-immunotherapy. The study objectives were to determine the ORR, PFS, overall safety (OS), safety of the two dosing regimens and pharmacokinetics/pharmacodynamics.

•	The overall response rates were:
•	68 percent in TN patients, all of whom were over 65 years old, after a median follow up of 20.3 months
•	71 percent in patients with RR disease, including patients with HR CLL/SLL, after a median follow up of 15.7 months

•	The estimated PFS at 26 months is 96 percent for patients over 65 years of age with TN CLL and 75 percent for those with RR/HR disease
•	Estimated OS at 26 months is 96 percent in TN patients and 83 percent in patients with RR/HR disease

Responses were independent of high-risk clinical or genetic features, such as a deletion of part of chromosome 17 (del17p).

Most adverse events (AEs) were Grade 1 or 2 in severity, with the most common attributed to ibrutinib being diarrhea, fatigue, nausea and rash. Adverse hematologic events were relatively infrequent. In patients with cytopenia (low blood cell counts) at the beginning of the study, sustained improvements of platelet counts (78 percent) and hemoglobin (82 percent) were seen after treatment. There was no evidence of cumulative toxicity or long-term safety concerns.

Oral presentation 187, The BTK inhibitor ibrutinib (PCI-32765) in combination with rituximab is well tolerated and displays profound activity in high-risk chronic lymphocytic leukemia (CLL) patients

Jan A. Burger, M.D., Ph.D., MD Anderson Cancer Center, Houston, TX

This presentation was based on findings from a Phase 2, single-center trial with 40 patients with HR CLL treated with 420 mg/day ibrutinib in combination with rituximab, a current standard CLL therapy. Patients with HR disease were previously treated and had one of the following characteristics: deletion of a part of chromosome 17 (del17p), which is associated with poorer treatment outcomes; a gene mutation called TP53; del11q, another partial chromosome deletion associated with poorer outcomes; or a short remission duration (less than three years) after first-line chemo-immunotherapy.

The results after a follow-up of three to six months are:

•	The ORR was 83 percent
•	38 of 40 patients continue on therapy without disease progression
•	95 percent of all patients and 90 percent of patients with del17p had not progressed
•	There was a large and rapid reduction in lymph node and spleen sizes, with 84 percent of patients (26/31) experiencing more than a 50 percent decrease in lymph node size
•
Treatment was well tolerated overall, with Grade 3 or Grade 4 toxicities infrequent and transient in nature, including febrile neutropenia (fever with low white blood cell count), anemia, mucositis and pneumonia, in this clinical study

"We believe the updated findings from these two trials further affirm the possibilities of ibrutinib," said Bob Duggan, CEO and Chairman of the Board of Directors of Pharmacyclics. "We look forward to continuing our clinical development program for this therapy, and hope it can help us in achieving Pharmacyclics' mission of improving the quality and duration of life for patients with oncologic diseases."

About Ibrutinib

Ibrutinib was designed to specifically target and selectively inhibit an enzyme called Bruton's tyrosine kinase (BTK). BTK is a key mediator of at least three critical B-cell pro-survival mechanisms occurring in parallel — regulating B-cell apoptosis, cell adhesion, and lymphocyte migration and homing. Data are consistent with a mechanistic model whereby ibrutinib blocks BCR signaling, which drives cells into apoptosis and/or disrupts cell migration and adherence to tumor-protective microenvironments.

The effectiveness of ibrutinib alone or in combination with other treatments is being studied in several B-cell malignancies, including CLL/SLL, relapsed/refractory mantle cell lymphoma, diffuse large B-cell lymphoma, follicular lymphoma and multiple myeloma. A comprehensive late stage Phase 2 and 3 program is under way.

Conference Call and Webcast Details

Pharmacyclics will be holding a conference call on Wednesday, December 12, 2012 at 8:30 AM ET. To participate in the conference call, please dial 1-877-407-0778 for domestic callers and 1-201-689-8565 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available for 30 days on the Investor Relations section of the company's website at www.pharmacyclics.com.

About the Pharmacyclics and Janssen Collaboration

Pharmacyclics and Janssen Biotech, Inc. entered into a worldwide collaboration on December 8, 2011, to develop and commercialize ibrutinib. Following regulatory approval, Pharmacyclics and Janssen will co-commercialize ibrutinib. Each company will lead development for specific indications as stipulated in a global development plan.

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development and administrational expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements, among others, relating to our future capital requirements and the sufficiency of our current assets to meet these requirements, our future results of operations, our expectations for and timing of ongoing or future clinical trials and regulatory approvals for any of our product candidates, and our plans, objectives, expectations and intentions. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words "anticipate", "believe", "estimate", "expect", "expectation", "should", "would", "project", "plan", "predict", "intend" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance or achievements to differ materially from those projected in, or implied by, these forward-looking statements. Factors that may cause such a difference include, without limitation, our need for substantial additional financing and the availability and terms of any such financing, the safety and/or efficacy results of clinical trials of our product candidates, our failure to obtain regulatory approvals or comply with ongoing governmental regulation, our ability to commercialize, manufacture and achieve market acceptance of any of our product candidates, for which we rely heavily on collaboration with third parties, and our ability to protect and enforce our intellectual property rights and to operate without infringing upon the proprietary rights of third parties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance or achievements and no assurance can be given that the actual results will be consistent with these forward-looking statements. For more information about the risks and uncertainties that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

Note: Data in this release correspond to ASH Abstracts 189 and 187.

SOURCE Pharmacyclics, Inc.